THERMOGENESIS NAMES FORMER APPLIED IMAGING CEO ROBIN STRACEY TO BOARD OF DIRECTORS,
REPLACING DR. MAHENDRA RAO

(RANCHO CORDOVA, CA), August 1, 2011—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said today that Mahendra Rao, M.D., Ph.D. has resigned from the board, effective July 29, 2011.

“Dr. Rao has been appointed to a position with the National Institute of Health (“NIH”), which requires him to resign as a director of the Company, pursuant to NIH and federal government rules and regulations related to conflicts of interests. We are delighted for Mahendra as he takes on this exciting new responsibility, but we will miss his overall scientific and management contributions,” said J. Melville Engle, Chairman and Chief Executive Officer of ThermoGenesis.

Concurrently, the Company announced Robin Stracey has joined the board to replace Dr. Rao. Stracey has more than 30 years of management experience in the biotech, life sciences and medical device sectors. He is currently Chairman, President and Chief Executive Officer of Cantimer Incorporated, a company developing devices to measure and monitor changes in human hydration.

He previously served as President and Chief Executive Officer of Applied Imaging Corporation, a publicly traded specialty medical device company in the fields of clinical cytogenetics, digital pathology and cancer research, which is now part of Danaher Corporation.

Prior to Applied Imaging, Stracey was associated with Thermo Fisher Scientific, where he was Vice President and General Manager of a Chromatography and Mass Spectrometry business unit. Before that, he was Corporate Vice President and General Manager at Dade Behring Inc., which served the clinical laboratory market and is now owned by Siemens. He also held senior international, marketing and strategic development positions at E. I. DuPont de Nemours. He holds an Honors degree in Life Sciences from the University of Nottingham in the United Kingdom.

“Robin’s appointment is key for us as we continue our Company momentum. He brings a wealth of experience in both the life science tools and diagnostics sectors and his track record of achievement will be of great value to the management team as we continue to implement our growth strategy,” Engle said.

“Given my experience in managing companies and helping them address new markets, I am looking forward to working with Mel and the management team at ThermoGenesis. The Company has established a strong presence in the regenerative medicine sector with industry-leading solutions and is on an exciting path to expand its market presence with current and new products,” Stracey said.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal years 2011 and 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2011 and
2012. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption
“Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and
Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com